INTERNATIONAL GAME TECHNOLOGY ANNOUNCES SALE OF ZERO-COUPON
                         SENIOR CONVERTIBLE DEBENTURES


FOR IMMEDIATE RELEASE                         January 23, 2003


    (RENO, NV) International Game Technology (NYSE:IGT) today announced that it has agreed to sell 30-year zero-coupon senior convertible debentures resulting in gross proceeds of $400 million, in a private offering.

    The debentures will be convertible, under certain circumstances, into common stock of IGT. The initial purchaser of the debentures will have an option to purchase additional debentures which would result in additional gross proceeds to IGT of up to $60 million. IGT expects to use approximately $125 to $155 million of the net proceeds from the offering to fund the repurchase of its common stock pursuant to its share repurchase program, which it plans to do simultaneously with the issuance of the debentures, and use the remainder of the net proceeds for general corporate purposes, which may include acquisitions, repurchases of its outstanding senior notes or further repurchases of its common stock.

    This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities. Any offers of the securities will be made only by means of a private offering circular. The debentures and the shares of common stock of IGT issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

   IGT is a world leader in the design, development and manufacture of microprocessor-based gaming and video lottery products in all jurisdictions where gaming and lotteries are legal.

    Statements in this release which are not historical facts are "forward looking" statements under the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in any of its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. IGT's future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. IGT does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.

   Information on risks and factors that could affect IGT's business and financial results are included in our public filings made with the Securities and Exchange Commission.

CONTACTS: Maureen Mullarkey (775) 448-0127 or Bob McIver, (775) 448-0110, both of IGT.